Exhibit 10.22

SUBLEASE
AGREEMENT
BETWEEN THE MIDLAND DEVELOPMENT
CORPORATION AND AST & SCIENCE, LLC

THIS SUBLEASE AGREEMENT (“Sublease”) is made and effective this 13th day of November, 2018, by and between the Midland Development Corporation (“MDC” or “Landlord”), a Type A corporation existing under the authority of Chapter 504 of the Texas Local Government Code, and AST & Science, LLC, a Delaware limited liability company (“Lessee”).

RECITALS

WHEREAS, the City of Midland, Texas (“City”) owns and operates Midland International Air & Space Port (the “Airport”) at which Lessee desires to locate its corporate headquarters satellite manufacturing, antenna site and network operations center; and

WHEREAS, MDC has leased from City certain existing hangar space and land at the Airport, which is further described herein; and

WHEREAS, MDC and Lessee desire to set forth the terms and conditions under which Lessee will sublease said existing hangar space and land from MDC for purposes of said business;

WHEREAS, MDC and City have executed a second amendment that certain Commercial Hangar Lease Agreement, dated July 10, 2012. Said second amendment being attached hereto as Exhibit A and incorporated herein for all purposes; and

WHEREAS, MDC and Lessee will simultaneously with the execution of this Sublease, enter into an Economic Development Agreement (the “Development Agreement”, which is attached hereto as Exhibit B and incorporated herein for all purposes)

NOW, THEREFORE, for and in consideration of the covenants and conditions herein stated, City and Lessee agree as follows:

The Recitals above are incorporated into, and made part of, this Sublease for all purposes.

LEASE INFORMATION

Lessee: AST & Science, LLC

Lessee Address: Abel Avellan, Chairman and CEO at 1111 Brickell Ave., Ste. 1100, Miami, FL 33131

Telephone: 1-305-913-7106

Landlord: Midland Development Corporation

Landlord’s Address: at 200 N. Loraine Street, Suite 610, Midland, TX 79701 City Manager, P.O. Box 1152, 300 North Loraine, Midland, Texas 79702

Telephone:

Lessee’s Proportionate Share of the Leased Premises: 100%

Lessee’s Proportionate Share of the Spaceport Business Park (the “Park”): TBD

Security Deposit: One Hundred Fifty Thousand and No/100 Dollars ($150,000)

Article 1.
GRANT OF LEASE

1.01	Leased Premises: MDC agrees to lease to Lessee Hangars S-11A and S-11B, and Tracts 4-A and 4-B, located in Lot 1, Block 13, Industrial Park Regional Air Terminal, Unit 12, Midland, Midland County, Texas, and being more particularly described on Exhibit C attached hereto and incorporated by reference. Hangars S-11A and S-11B, and Tracts 4-A and 4-B, are hereinafter collectively referred to as the “Leased Premises.” The parties hereby agree that any adjacent real property MDC subsequently leases from City through an option agreement may be included as part of the Leased Premises upon written approval of such inclusion by both parties. Any such real property included as part of the Leased Premises shall be subject to the terms and conditions of this Sublease.

1.02	Easements: This Sublease shall be subject to such easements, rights-of way, drill sites, or other rights or reservations affecting the Leased Premises which are of record or are clearly visible as of the date of this Sublease, or which are shown on Exhibit C.

1.03	Acceptance of Leased Premises: Subject to the requirements of Article 6.01, BY EXECUTING THIS SUBLEASE LESSEE AGREES AND ACKNOWLEDGES THAT LESSEE IS TAKING OR LEASING THE LEASED PREMISES “AS IS” WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY, EXPRESS OR IMPLIED BEING MADE BY THE MDC OR CITY THAT THE LEASED PREMISES ARE FIT FOR A PARTICULAR PURPOSE. LESSEE ACKNOWLEDGES, BY EXECUTING THIS SUBLEASE, THAT LESSEE IS NOT RELYING UPON ANY REPRESENTATION MADE BY MDC OR CITY WITH RESPECT TO THE CONDITION OF THE LEASED PREMISES (INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, AND GEOLOGY), BUT IS RELYING UPON LESSEE’S EXAMINATION OF THE LEASED PREMISES. LESSEE ALSO RECOGNIZES BY EXECUTING THIS SUBLEASE THAT LESSEE IS AGREEING TO ACCEPT THE LEASED PREMISES “AS IS,” THAT LESSEE AGREES TO MAKE LESSEE’S OWN APPRAISAL OF THE LEASED PREMISES AND TO ACCEPT THE RISK THAT LESSEE MAY BE WRONG. MDC GIVES NO ASSURANCES, EXPRESS OR IMPLIED CONCERNING THE VALUE OR CONDITION OF THE LEASED PREMISES. IN NO EVENT SHALL THE LESSEE OR LANDLORD HAVE A RIGHT TO RECOVER CONSEQUENTIAL DAMAGES. THEREFORE, LESSEE WILL TAKE THE LEASED PREMISES UNDER THE EXPRESS UNDERSTANDING THE LEASED PREMISES ARE ACCEPTED “AS IS” AND WITH ALL FAULTS, EXCLUDING EXPRESS OR IMPLIED WARRANTIES. FURTHER, LESSEE COVENANTS AND AGREES THAT MDC HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR GUARANTEES OF ANY KIND WHATSOEVER REGARDING THE DISPOSAL OR EXISTENCE OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, AS AMENDED, OR APPLICABLE STATE LAWS.

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Article 2.
TERM OF SUBLEASE

2.01	Sublease Term: The term of this Sublease shall commence on November 21, 2018, and terminate on November 20, 2033, (the “Sublease Term”) unless terminated earlier pursuant to the provisions of this Sublease.

Article 3.
RENT

3.01	Amount of Base Rent:
Basic Rental (“Base Rent”): Months 1-12

$15.00/SF for Office Space (44,988 sq. ft.)

$ 9.00 /SF for Hanger A (28,480 sq. ft.)

$ 7.00 /SF for Hanger B (11,900 sq. ft.)

$ 0.45/SF for Land Lease

(Approximately 238,000 square feet of additional land, as determined by a future mutually-approved survey, which is incorporated herein by reference.)

Lessee will pay Landlord the Base Rent of Eighty One Thousand Three Hundred Eighty-Seven and No/100 Dollars ($81,387.00) per month plus CAM charges (defined herein) on or before the 10th business day of each month as a fixed rent for the next month’s rent. Rent for any fractional month at the beginning or end of the Sublease Term will be prorated on a per-day basis (also see Article 15 below).

It is agreed and understood that provision must be made herein for an adjustment of rentals annually. Therefore, as of November 1, 2019, all payments made by Lessee to MDC shall be increased only in the same proportion or percentage by which the cost of living has been increased as reflected by the Consumer Price Index for All Items, as maintained by the United States Government’s Department of Labor, Bureau of Labor Statistics for the Dallas/Fort Worth SMA; such increase being measured by comparison with such cost-of-living indices at the end of the immediately preceding 12-month period of this Sublease, as compared with the indices at the commencement of the immediately preceding 12-month period of this Sublease.

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3.02	Delivery of Rent: Lessee shall timely pay to Landlord Rent, without deduction or set off, at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Lessee). Base Rent shall be payable monthly in advance (including any partial month). Monthly installments of Base Rent shall be due on the first day of the first full calendar month of the Sublease Term with a ten (10) day grace period and continuing the first day of each succeeding calendar month during the Sublease Term. Base Rent for any fractional month at the beginning of the Sublease Term shall be prorated based on 1/365 of the current annual Base Rent for each day of the partial month this Sublease is in effect and shall be due on the commencement date of this Sublease. All sums payable by Lessee under this Sublease, whether or not expressly denominated as rent, will constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code and for all other purposes. In addition, Lessee shall pay its Proportionate Share of electricity and other utility charges at the end of each month.

The wiring instructions for all payments to Landlord are as follows:

Account Name:	______________
Bank Name:	______________
Account Number:	______________
ABA Routing Number:	______________

The wiring instructions for all payments to Lessee are as follows:

Account Name:	______________
Bank Name:	______________
Account Number:	______________
ABA Routing Number:	______________

3.03	Triple Net Rent: The rent paid by Lessee will be on a triple net basis. Lessee agrees to pay as additional rent an amount equal to Lessee’s Pro Rata Share of the following, collectively called “Additional Rent”: (a) all ad valorem taxes on the Leased Premises and all improvements thereon (including, without limitation, the Leased Premises (b) all premiums for insurance carried by Landlord on the improvements and operations situated on the Park and/or Leased Premises (c) Common Area Maintenance Charges, and all expenses and liabilities incurred by Landlord in connection with its possession of the Park and/or Leased Premises, including without limitation, deductibles on insured claims, and for the purposes of the foregoing, the amount of the said deductible(s) shall be passed through to the Lessee in the year of the occurrence of the event causing such claim based on the amount of the deductible set forth in the policy. For purposes of this Sublease, the phrase “Common Area Maintenance Charges” (“CAM”) shall mean for each calendar year, or portion thereof, during the Sublease Term, the aggregate of all costs, expenses and liabilities of every kind or nature paid or incurred by Landlord to operate, manage, maintain and repair the common area and all other improvements on the Park and/or Leased Premises, including, without limitation, those paid or incurred in connection with the sweeping, cleaning, removing of debris from, maintaining, re-striping, and repairing the common areas; the cost of supplying water, electricity, gas, sewer disposal and/or garbage pickup and disposal, and monitoring and security services with respect to the common areas (all of which Landlord is obligated to furnish; providing the Park and/or Leased Premises identification signs and the repair and maintenance of the pylons and all signs thereon: providing traffic control, if any; constructing, maintaining and repairing any on-site and off-site utilities necessary or appropriate for operation of the common areas; maintaining, repairing and renovating the Park and/or Leased Premises; plus all other costs and expenses of every kind or nature paid or incurred by Landlord relative to maintaining, managing, repairing, renovating, and equipping the common areas in the Park and/or Leased Premises. The portion of CAM attributable to Lessee herein for the replacement of any HVAC system or component thereof, any roof or portion thereof, or any other system or component for which Landlord must replace pursuant to this Sublease shall be limited to the cost of the replacement divided by the total expected service life of the item so replaced (in months) multiplied by the number of months that have passed since the Effective Date of the Sublease, which number shall then be further multiplied by the product of the total square footage of the Park and/or Leased Premises, as the case may be, divided by the square footage of the Park and/or Leased Premises leased by Lessee. Common areas of the Park and/or Leased Premises are those parts of the Park and/or Leased Premises designated by Landlord for the common and non-exclusive use of all Lessees, including, among other facilities, the parking areas, sidewalks, landscaped areas, curbs, loading areas, private streets and alleys, lighting facilities, signs erected or maintained by Landlord advertising or identifying the Park and/or Leased Premises and service drives, all of which shall be subject to the Landlord’s sole management and control.

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3.04	Real Estate Tax Protest: Lessee has no right to protest the real estate tax rate assessed against the Leased Premises and/or the appraised value of the Leased Premises determined by any appraisal review board or other taxing entity with authority to determine tax rates and/or appraised values (each a “Taxing Authority”). Lessee hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to (a) file or otherwise protest before any Taxing Authority any such rate or value determination even though Landlord may elect not to file any such protest; (b) receive, or otherwise require Landlord to deliver, a copy of any reappraisal notice received by Landlord from any Taxing Authority; and (e) appeal any order of a Taxing Authority that determines any such protest. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Lessee, now or at any time hereafter, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof Lessee acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Sublease in the absence of this waiver and release. If, notwithstanding any such waiver and release, Lessee files or otherwise appeals any such protest, then Lessee will be in default under this Sublease and, in addition to Landlord’s other rights and remedies, Lessee must pay or otherwise reimburse Landlord for all costs, charges and expenses incurred by, or otherwise asserted against, Landlord as a result of any tax protest or appeal by Lessee, including, appraisal costs, tax consultant charges and attorneys’ fees (collectively, the “Tax Protest Costs”). If as a result of Lessee’s tax protest or appeal, the appraised value for the Leased Premises is increased above that previously determined by the Taxing Authority (such increase, the “Value Increase”) for the year covered by such tax protest or appeal (such year. the “Protest Year”) then Lessee must pay Landlord, in addition to all Tax Protest Costs, an amount (the “Additional Taxes”) equal to the sum of the following: (i) the product of the Value Increase multiplied by the tax rate in effect for the Protest Year plus (ii) the amount of additional taxes payable during the five (5) year period following the Protest Year, such amount to be calculated based upon the Value Increase multiplied by the tax rate estimated to be in effect for each year during such five (5) year period. Lessee must pay all Additional Taxes - even those in excess of Lessee’s proportionate share and which may relate to years beyond the term of this Sublease. The Additional Taxes will be conclusively determined by a tax consultant selected by Landlord, without regard to whether and to what extent Landlord may be able in years following the Protest Year to reduce or otherwise eliminate any Value Increase. All Tax Protest Costs and Additional Taxes must be paid by Lessee within five (5) days following written demand by Landlord.

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3.05	Security Deposit: Upon execution of this Sublease, in addition to the installment of rent due under Article 3 and in addition to any other amounts that are due from Lessee upon the execution of this Sublease, Lessee shall deliver to Landlord a Security Deposit in the amount stated in Lease Information. Landlord may apply all or part of the Security Deposit to any unpaid rent, and damages and charges for which Lessee is legally liable under this Sublease, and damages and charges that result from a breach of this Sublease, including but not limited to any other provision that requires Lessee to leave the Leased Premises in a certain condition upon the expiration or termination of this Sublease. If Landlord uses any part of the Security Deposit, Lessee shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s written demand. Lessee’s failure to restore the full amount of the Security Deposit within the time specified will be a default under this Sublease. No interest will be paid on the Security Deposit. Landlord will not be required to keep the Security Deposit separate from its other accounts, and no trust relationship is created with respect to the Security Deposit. After the expiration of this Sublease, Landlord shall refund the unused portion of the Security Deposit, if any, to Lessee within ten (10) days after the date Lessee surrenders possession of the Leased Premises and provides a written notice to Landlord of Lessee’s forwarding address for the purpose of refunding the Security Deposit. If Landlord transfers its interest in the Leased Premises, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit. The provisions of this Article will survive the expiration or termination of this Sublease.

Article 4.
USE OF LEASED PREMISES

4.01	Permitted Uses: Lessee shall be permitted to use the Leased Premises for the purpose of conducting for-profit commercial services or activities consisting of any or all of the following operations and no others:

(a)	Location of corporate headquarters, operation of warehouse, freight distribution and storage services for commercial and non-commercial activities;

(b)	Manufacture, assembly, development and testing of Lessee’s satellite parts and subsystems systems required to build and deploy Lessee’s satellite products for commercial and government applications. Lessee will have the option to build clean room facilities within the Leased Premises to accommodate its manufacturing and payload testing requirements;

(c)	Sales of Lessee’s products;

(d)	Storage of such inventory, equipment and apparatus as may be incidental and/or necessary to Lessee’s operations, including, but not limited to motor and electric vehicles and aircraft operated and/or owned by Lessee;

(e)	Build-out and construction required to locate Lessee’s ground satellite antennas and related operational equipment on the Leased Premises. This will include concrete slabs at each location, electricity and fiber connectivity and a temporary structure to house Lessee’s ground test satellite antenna system and the antenna farm location for Lessee’s satellite communication systems.

(f)	Such other uses described in Exhibit C or as may be permitted in writing by MDC.

4.02	Prohibited Uses: Lessee agrees at all times to comply with the following:

(a)	Lessee shall at no time use, or permit the use of, the Leased Premises in a manner that is contrary to applicable federal, state, or local laws, ordinances, rules, or regulations, which shall include, but not be limited to, applicable Federal Aviation Administration (“FAA”) rules and regulations and applicable regulations for the use of the Airport as may from time to time be promulgated by MDC or City;

(b)	Lessee shall not permit any permanent, unshielded light or illumination source to cause glare as viewed from any street, adjacent properties or operating aircraft;

(c)	Lessee shall not cause or permit the burial or storage above ground on the Leased Premises of any hazardous waste or materials, as defined by federal or state law, except in accordance with applicable federal, state, or local laws, ordinances, regulations and rules, as may be adopted or amended from time to time;

(d)	Lessee shall not cause or permit any use or activity on the Leased Premises that may create a hazardous condition for aircraft operating at the Airport;

(e)	Lessee shall not allow the Leased Premises to be used for parking of motor vehicles, motorcycles, or motor driven equipment by anyone other than customers, employees, or contractors of Lessee except as may be authorized by the Director of Airports, with all such parking being limited to areas designated by the Department of Airports for such parking. Lessee shall not be in default for the improper parking of vehicles over which neither Lessee nor any of its sublessees, customers, employees, or contractors have any control; and

(f)	Lessee shall not operate, nor permit the operation of, a car rental business from the Leased Premises, unless the Lessee or the operator of said car rental business has executed a car rental concession or permit agreement with MDC or City; and

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(g)	Lessee shall not allow airline passenger operations to be conducted on the Leased Premises. The Leased Premises shall not be used for any use that is disreputable or creates extraordinary fire hazards or results in an increased rate of insurance on the Leased Premises or its contents or the storage of any hazardous materials or substances. If, because of an act on the party of Lessee, the rate of insurance on the Leased Premises, its facilities or its contents increases, Lessee shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord’s other rights. Lessee shall conduct its business and control each other Lessee party or agent, so as not to create any nuisance or interfere with other Lessees or Landlord in its management of the Leased Premises, its facilities or contents. Subject to Landlord’s reasonable security measures and the Rules and Regulations described in Article 17.06, Lessee and its agents and employees will have access to the Leased Premises 24 hours per day, 7 days per week.

4.03	Compliance with Minimum Standards: All activities conducted upon the Leased Premises, whether by Lessee or its sublessees, shall be in substantial conformance with the City’s Minimum Standards for Aeronautical Activities, as such standards exist or may be duly amended from time to time by the City Council to the extent that such Minimum Standards may apply to Lessee’s operations. MDC agrees to provide Lessee with written notice not later than 30 days prior to adoption of substantive changes to the Minimum Standards for Aeronautical Activities that would apply to Lessee’s operations.

4.04	Non-exclusive Uses: Lessee understands and acknowledged that, as to that part of the Airport not included within the Leased Premises, the allowable uses permitted herein are on a non-exclusive basis with respect to other potential providers of aeronautical services at the Airport.

Article 5.
OBLIGATIONS OF LESSEE
WITH REGARD TO CONSTRUCTION OF IMPROVEMENTS

5.01	Approval of Plans Not Assurance of Design Quality: The approval by MDC and the Director of Airports of any plans and specifications applies only to the conformity of such plans to the general architectural and operational plan for the Leased Premises and the Airport. The approval of MDC and the Director of Airports does not constitute approval of the quality of the architectural or engineering work performed. Neither MDC, City nor the Director of Airports assumes any liability or responsibility for the architectural or engineering design or for any defect in any building or improvement constructed from the plans or specifications. Construction of any contemplated improvements shall be in accordance with the plans presented to and approved by MDC and the Director of Airports. All construction work shall be subject to inspection by a representative employed by MDC and City or an inspector from the Code Enforcement Division of the City of Midland, or both, to determine that such work conforms to the plans and specifications approved by MDC and City, which inspections shall be conducted and adjudicated on a time-is-of-the-essence basis.

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5.02	Contractor’s Insurance; Bonds: At any time construction activities are undertaken on the Leased Premises, Lessee shall require that its contractor or contractors keep in force insurance issued by a responsible insurance company or companies authorized to conduct business in the State of Texas insuring the improvements during construction under Completed Builder’s All Risk Insurance, including fire, extended coverage, vandalism and malicious mischief, in an amount equal to the full insurable value of such construction as the same progresses in order to insure continuity of construction and ultimate completion despite damage or destruction suffered during the course thereof. ALL INSURANCE SHALL NAME MDC AND CITY AS ADDITIONAL INSUREDS AND CO-PAYEES AND PROVIDE FOR A WAIVER OF SUBROGATION IN FAVOR OF MDC AND CITY. Lessee shall require all contractors performing construction work on the Leased Premises to provide payment and performance bonds issued by a responsible bonding company or companies authorized to conduct business in the State of Texas for the full amount of the cost of the construction to be performed on forms which are in compliance with Tex. Gov’t Code Chapter 2253, as amended. The foregoing shall be made a part of any contract between Lessee and its contractor or contractor. In the event Lessee does not complete the construction work itself; it shall comply with the all risk insurance provisions hereof.

5.03	Compliance with Building Codes and Federal Standards: All improvements made to the Leased Premises by Lessee shall comply with all applicable City Building Codes and federal standards for construction of airport improvements in effect at the time construction commences as well as all other applicable Federal Aviation Administration regulations, if any.

5.04	Encumbrance of Leasehold Estate: Lessee shall at no time encumber or attempt to encumber its leasehold interest in the Leased Premises by deed of trust, mortgage, security agreement or other security interest.

5.05	Ownership of Buildings, Improvements and Fixtures: Any and all buildings, improvements (including, but not limited to all aprons, taxiways and roadways), additions, alterations, and permanent fixtures existing on the commencement date of this Sublease or constructed or placed on any part of the Leased Premises during the Sublease Term by City, MDC or Lessee shall be considered part of the real property of the Leased Premises, shall remain on the Leased Premises, and shall not be removed by Lessee or any sublessee without the written consent of the MDC. All improvements, additions, alterations, and fixtures on the Leased Premises shall become the sole property of MDC or City upon termination of this Sublease without compensation to Lessee, it being understood and agreed by Lessee that the improvements located on the Leased Premises at the end of the Sublease Term are additional consideration for this Sublease. Notwithstanding the above, Lessee shall have the right at any time during Lessee’s occupancy of the Leased Premises, or within a reasonable time thereafter, to remove any and all furniture, machinery, tools, inventory, computers, equipment, but not permanent fixtures owned or placed by Lessee, in, under, or on the Leased Premises; provided, however, prior to the termination of the Sublease Term, Lessee shall repair any damage to any buildings or improvements on the Leased Premises resulting from their removal. Any such personal property items which are not removed within sixty (60) days after the termination date of this Sublease shall become the property of MDC or City as of that date.

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Article 6.
REPAIRS, MAINTENANCE AND RESTORATION

6.01	Maintenance by Lessee: Lessee shall, at Lessee’s sole expense, keep the Leased Premises and all improvements of any kind, which may be existing at the commencement of the Lease Term in good repair, condition and appearance. Lessee specifically acknowledges its obligations, at its sole expense, to keep in good repair, condition and appearance the foundation, roof, exterior walls and structural portions of the interior walls of the hangars located on the Leased Premises. Lessee shall keep mowed and in a sightly condition all landscaping and grass areas within the Lease Premises. MDC shall be the sole judge of the quality of Lessee’s maintenance; provided, however, MDC shall not unreasonably withhold acceptance of said repairs or maintenance. Upon written notice by MDC to Lessee, Lessee shall be required to perform such reasonable maintenance under this Article 6.01, as MDC considers necessary. If Lessee does not undertake such maintenance within ten (10) business days after receipt of written notice. MDC shall have the right to enter on the Leased Premises and perform the necessary maintenance, the cost of which shall be borne by Lessee. Other items of maintenance for which Lessee shall be solely responsible shall include, but not be limited to, the following:

(a)	Janitorial services, providing janitorial supplies, window washing, rubbish and trash removal;

(b)	Supply and replacement of light bulbs in and on all buildings (except lighting removed for causing obstructions or glare);

(c)	Replacement of cracked or broken glass in all buildings;

(d)	Cleaning of interior stoppages in interior plumbing fixtures and drain lines up to the first manhole or clean out outside of the exterior of the building where the stoppage occurred;

(e)	Replacement of floor covering;

(f)	Maintenance of all doors and door operating systems, including weather stripping and glass replacement;

(g)	Painting, repairing and replacement of interior walls not resulting from structural failure;

(h)	Landscaping and grass cutting services within the Leased Premises, including, but not limited to, repair or replacement of exterior building flood lights and planter lights;

(i)	Repair or replacement of heating, air conditioning, ventilation, electrical, plumbing, or mechanical systems, or their respective components (Lessee shall provide for such repairs by procuring annual maintenance contracts requiring quarterly status reporting from MDC-approved third-party vendors, with said contracts and any maintenance reports to be promptly provided to MDC within thirty (30) days of completion); and

(j)	Maintenance of all aprons, ramps, and roadways that are constructed by Lessee.

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Subject to the provisions of Article 5.05, on the last day of the term hereof, or on any earlier termination, Lessee shall surrender the Leased Premises to MDC in the same condition, except for fire and casualty, ordinary wear and tear, clean and free of debris.

All material repairs and material maintenance described in this Article shall be performed only by contractors and subcontractors approved in writing by Landlord (which approval will not be unreasonably withheld or delayed). Lessee shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the repairs and maintenance. All such repairs and maintenance shall be performed in accordance with all laws and in a good and workmanlike manner so as not to damage the buildings (including the Premises, the roof, the structural elements, and the plumbing, electrical lines, or other utility transmission facility). All such repairs and maintenance that may affect the buildings’ HVAC, electrical, plumbing, other mechanical systems, the roof, or structural elements must be approved by MDC, at Lessee’s expense.

Lessee shall not permit any mechanic’s liens to be filed against any portion of the Premises for any work performed, materials furnished, or obligation incurred by or at the request of Lessee. Lessee’s failure to comply with this requirement shall constitute a default of this Sublease.

6.02	Trash and Waste Removal: Lessee agrees to cause to be removed from the Leased Premises, at its own expense, all waste, garbage and rubbish, and agrees not to deposit same on the Leased Premises except temporarily in waste or garbage containers provided by Lessee at Lessee’s expense. Lessee further agrees that Lessee will store all parts, supplies, and other materials on the interior of buildings located on the Leased Premises, provided, however, that any parts or supplies which must be kept outside because of volatility of the supply item or the size of the part will be kept out of view of the public traveling on public rights of way or other surrounding Lessees by installation of fencing or other means of screening approved by MDC and the Director of Airports.

Article 7.
ACCESS TO AND USE OF AIRPORT

7.01	Access to Airport: City shall maintain all roads on the Airport giving access to the Leased Premises in good and adequate condition for use by cars and trucks and shall always maintain free and uninterrupted access to the Leased Premises over said roads at all times; provided, however, MDC shall not be in default of this Sublease if access is interrupted.

7.02	Right to Use Airport: Lessee and Lessee’s employees, sublessees, and guests shall have the right to use that part of the Airport and its facilities not included within the Leased Premises in common with others authorized to do so. Such use shall be subject to any and all applicable federal, state or local laws, ordinances, statutes, rules, regulations, or orders of any governmental authority, lawfully exercising jurisdiction over the Airport or the activities and business operations of Lessee, including any limitations, restrictions or prohibitions affecting the aviation activities or operations of Lessee.

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7.03	Vehicular Operations on the Airfield: No vehicles of Lessee, its employees, customers or invitees will be allowed to operate on, or cross, the runways and taxiways and their respective safety areas of the Airport. When necessary, Airport Operations Control Center personnel will provide Lessee escorted access to and from the airfield area.

7.04	Airport Security Rules and Regulations: Lessee, its directors, officers, employees, and contractors shall comply with all federal and local Airport Security Regulations adopted by the City or the Department of Airports as such rules and regulations exist or may hereafter be amended.

7.05	14 C.F.R. Part 77 Requirements: Lessee agrees to comply with the notification and review requirements set forth in Part 77 of the Federal Aviation Regulations [14 CFR Part 77] in the event any future structure, antenna or building is planned for the Leased Premises, or in the event of any planned modification of any present or future building, antenna or structure located on the Leased Premises.

7.06	Control of Structures: Lessee shall not erect nor permit the erection of any structure or object, nor permit the growth of any tree on the Leased Premises which highest point is above a mean sea level elevation established by the FAA and City as a height limitation on such structures or objects. MDC and City reserves the right to enter upon the Leased Premises and to remove the offending structure or object and cut the offending tree at Lessee’s expense.

7.07	Aerial Approaches: MDC and City reserve the right to take any action they considers necessary to protect the aerial approaches of the Airport against obstruction together with the right to prevent Lessee from erecting or permitting to be erected any building or other structure on or adjacent to the Airport which, in the opinion of City, would limit the usefulness of the Airport or constitute a hazard to aircraft.

7.08	Right of Over-flight: There is hereby reserved to City, for the use and benefit of the public, a right of flight for the passage of aircraft above the surface of the Leased Premises, together with the right to cause in said airspace such noise as may be inherent in the operation of aircraft, now known or hereafter used for navigation of or flight in the air, using said airspace for landing at, taking off from or operating on the Airport.

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Article 8.
INSURANCE AND INDEMNITY

8.01	Lessee’s Minimum Insurance Amounts: Lessee shall obtain and maintain continuously in effect at all times during the Sublease Term, at Lessee’s sole expense, at least the following minimum insurance with a carrier or carriers licensed to do business in the State of Texas and satisfactory to MDC:
(a)	Property and Casualty Insurance insuring against loss or damage to Lessee’s improvements and any and all property being maintained or repaired by Lessee due to fire, lightning and all other perils included in standard extended coverage policies, and vandalism and malicious mischief, all in amounts of not less than one-hundred percent (100%) of replacement value;
(b)	Commercial General Liability Insurance against claims for bodily injury, death, or property damage occurring on, in or about the Leased Premises, or any other portion of the Airport, in at least the amount of $10,000,000.00 per individual, $10,000,000.00 per occurrence and $10.000,000.00 with respect to property, and the statutory limits with respect to worker’s compensation.

All insurance policies referenced herein or procured by Lessee for the purposes contemplated herein shall name MDC and City as additional insureds and provide for waivers of subrogation in favor of MDC and City. MDC and City shall not be liable to the Lessee or those claiming by, through, or under for any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) caused by casualty, theft, fire, third parties, or any other matter (including Losses arising through repair or alteration of any part of the Premises or failure to make repairs, or from any other cause), regardless of whether the negligence of any party caused such Loss in whole or in part. Lessee waives any claim it might have against MDC and City for any damage to or theft destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy maintained by it that covers the Leased Premises, the Leased Premises, MDC’s and City’s or Lessee’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against by it under the terms hereof, regardless of whether the negligence or fault of the other party caused such loss. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

8.02	Lessee’s Coverage Primary: All insurance herein required shall apply as primary and not in excess of or contributing with other insurance which the Lessee may carry. Insurance provided pursuant to Article 8.01 shall name MDC and City as additional insureds or loss payees as the case may be and provide for a waiver of subrogation in favor of MDC arid City. The comprehensive general liability policy as provided in Article 8.01(b) shall provide contractual liability coverage sufficiently broad so as to include the liability assumed by Lessee under this Sublease.

8.03	Contents of General Liability Policy: Lessee’s Comprehensive General Liability policy shall protect MDC, City and Lessee against any and all liability to any person or persons whose property damage or personal injury arises out of or is in connection with the occupation, use, or condition of the Leased Premises or resulting from any injury or damage occurring on or about the roads, driveways or other public areas of the Leased Premises used by Lessees, its trustees, officers, employees, students, invitees, and contractors at the Airport, whether or not such damage or injury is the result of negligence of Lessee or its officers, employees, representatives, invitees, licensees, contractors, agents, guests, or students.

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8.04	Cancellation and Certificates of Insurance: Lessee’s insurance as required by this Sublease shall not be subject to cancellation or material alteration until at least thirty (30) days’ written notice has been provided to MDC. Lessee shall furnish to MDC, annually, certificates of insurance showing MDC and City as additional insureds and evidencing that all of the herein-stated requirements have been met.

8.05	MDC’s Right to Purchase Insurance: In the event such insurance as required by Article 8.01 shall lapse, such event shall constitute a default by Lessee and MDC reserves the right to obtain such insurance at Lessee’s expense. Upon demand from MDC, Lessee shall reimburse MDC for the full amount of the premium paid on Lessee’s behalf.

8.06	Indemnity: LESSEE WILL INDEMNIFY AND HOLD HARMLESS AND DEFEND MDC AND CITY AND ALL OF MDC’S AND CITY’S OFFICERS, AGENTS AND EMPLOYEES FROM ALL SUITS, ACTIONS, CLAIMS, DAMAGES, PERSONAL INJURIES, LOSSES, PROPERTY DAMAGE AND EXPENSES OF ANY CHARACTER WHATSOEVER, INCLUDING REASONABLE ATTORNEY’S FEES, BROUGHT FOR OR ON ACCOUNT OF ANY INJURIES OR DAMAGES RECEIVED OR SUSTAINED BY ANY PERSON OR PERSONS OR PROPERTY ON ACCOUNT OF ANY NEGLIGENT ACT OF LESSEE, ITS AGENTS OR EMPLOYEES, OR ANY SUBCONTRACTOR, ARISING OUT OF, OR RESULTING FROM, LESSEE’S USE OF, OR ACTIVITIES ON THE LEASED PREMISES, OR LESSEE’S ACTIVITIES AND OPERATIONS GROWING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, AND LESSEE WILL BE REQUIRED TO PAY ANY JUDGMENT WITH COSTS THAT MAY BE OBTAINED AGAINST MDC OR CITY OR ANY OF MDC’S OR CITY’S OFFICERS, AGENTS OR EMPLOYEES, INCLUDING REASONABLE ATTORNEY’S FEES.

LESSEE AGREES THAT IT WILL INDEMNIFY AND HOLD HARMLESS AND DEFEND MDC AND CITY AND ALL OF MDC’S AND CITY’S OFFICERS, AGENTS AND EMPLOYEES FROM ALL SUITS, ACTIONS, CLAIMS, DAMAGES, PERSONAL INJURIES, LOSSES, PROPERTY DAMAGE AND EXPENSES OF ANY CHARACTER WHATSOEVER, INCLUDING REASONABLE ATTORNEY’S FEES, BROUGHT FOR OR ON ACCOUNT OF ANY INJURIES OR DAMAGES RECEIVED OR SUSTAINED BY ANY PERSON OR PERSONS OR PROPERTY ON ACCOUNT OF ANY NEGLIGENT ACT OF MDC OR CITY, MDC’S OR CITY’S RESPECTIVE OFFICERS, AGENTS AND EMPLOYEES, WHETHER SUCH NEGLIGENT ACT WAS THE SOLE PROXIMATE CAUSE OF THE INJURY OR DAMAGE, OR A PROXIMATE CAUSE JOINTLY AND CONCURRENTLY WITH LESSEE OR LESSEE’S EMPLOYEES, AGENTS, OR SUBCONTRACTORS NEGLIGENCE, IN THE EXECUTION, SUPERVISION, AND OPERATIONS GROWING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OF THIS SUBLEASE AND LESSEE WILL BE REQUIRED TO PAY ANY JUDGEMENT WITH COSTS THAT MAY BE OBTAINED AGAINST MDC OR CITY, OR ANY OF MDC’S OR CITY’S RESPECTIVE OFFICERS, AGENTS, OR EMPLOYEES, INCLUDING REASONABLE ATTORNEY’S FEES.

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Article 9.
UTILITIES

Lessee shall be solely responsible for the payment of all electric, telephone, water, sewer, refuse, natural gas and other public utility services used on the Leased Premises.

Article 10.
SIGNS

10.01	Consent Required: Except with the prior written consent of the Director of Airports, which shall not be unreasonably withheld. Lessee shall not erect, maintain or display any signs or any advertising at, or on, the exterior part of structures on the Leased Premises, or inside any buildings located on the Leased Premises so as to be visible through the window or exterior doors thereof.

10.02	Monument Signage: MDC shall install, or cause to be installed, a sign containing Lessee’s name and/or logo on the monument sign serving the Leased Premises. The design, size, specifications, graphics, materials, manner of affixing, exact location, colors, and lighting (if applicable) of Lessee’s sign shall be in a form substantially similar to the architectural drawings contained in the Project Manual for the Midland Development Corporation Landscape Improvements to the Spaceport Business Park Project and the associated Midland Development Corporation Landscape Improvements Construction Plans. Said Project Manual and Construction Plans are incorporated herein by reference and shall be kept on file in the offices of MDC. The parties agree that all right, title, and interest in Lessee’s sign and the monument sign shall remain with MDC.

10.03	Removal on Termination: Upon the termination of this Sublease, Lessee shall remove, obliterate or paint out, as MDC may direct, any and all signs and advertising on the Leased Premises or elsewhere at the Airport, and in connection therewith shall restore the Leased Premises to the same condition as prior to the placement of any such signs or advertising. In the event that there is a failure by Lessee to so remove, obliterate or paint out each and every sign or advertising and so to restore the Leased Premises within seven business days after termination, MDC may, at its option, perform the necessary work at the expense of Lessee, and the charge therefor shall be paid by Lessee to MDC on demand. In certain circumstances, MDC may elect to allow specific signs to remain as existing at the termination of this Sublease. Such signs shall be identified and agreed upon mutually, in writing, by Lessee and MDC.

Article 11.
SUBLEASING

At no time shall Lessee sublease any portion of the Leased Premises or otherwise assign its interests or obligations in this Sublease without the written consent of MDC. Any such assignment or attempted assignment shall be void.

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Article 12.
TAX LIENS

Lessee shall be solely responsible for the collection and payment of all applicable federal, state, and local taxes, including, but not limited to, sales, use, amusement, or excise tax required to be collected and paid over by Lessee to the appropriate taxing authority. Furthermore, Lessee shall be responsible for the payment of any applicable ad valorem taxes and any taxes on Lessee’s personal property located on the Leased Premises. Lessee shall at no time permit the foreclosure of any tax liens to Lessee’s leasehold interest in the Leased Premises or the buildings, fixtures, or other improvements located on the Leased Premises. MDC shall have the right to pay such taxes due after Lessee’s refusal to pay such taxes, and upon demand Lessee shall reimburse the MDC for the amount of taxes paid plus any penalties, interests, and attorney’s fees incurred, subject to Lessee’s right to challenge the validity of such taxes in whole or in part, in which case the reimbursement shall be deferred until resolution of the challenge. In the event that Lessee is successful in any challenge regarding the payment of any tax, MDC shall be subrogated to any recovery obtained by Lessee to the extent of the amount of taxes, interests, penalties, and attorney fees previously paid by MDC and not already reimbursed by Lessee.

Article 13.
DEFAULT AND REMEDIES

13.01	Default by Lessee: The following shall be deemed to be events of default by Lessee under this Sublease:
(a)	Lessee shall fail to pay when due any installment of rent or any other payment required pursuant to this Sublease;

(b)	Lessee shall abandon any substantial portion of the Leased Premises;

(c)	Lessee or any guarantor of Lessee’s obligations hereunder shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Lessee of any guarantor of Lessee’s obligations hereunder;

(d)	Lessee or any guarantor of Lessee’s obligations hereunder shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors;

(e)	Lessee shall do or permit to be done any act which results in a lien being filed against the Leased Premises;

(f)	The liquidation, termination, dissolution of Lessee or any guarantor of Lessee’s obligations hereunder; or

(g)	Lessee shall be in noncompliance with any other term, provision or covenant of this Sublease or the Development Agreement, other than those specified in subparts (a) through (f) above.

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13.02	Abandonment of Business by Lessee: Lessee further agrees that the abandonment for a period of thirty (30) consecutive days by Lessee of the conduct of its business activities at the Airport shall terminate Lessee’s rights under this Sublease. By so terminating this Sublease, MDC does not waive any other claim or rights against Lessee. For the purposes of this paragraph, the term “abandonment” shall mean the failure of Lessee to be open for business on the Leased Premises except in the case of war, strike, catastrophe or causes beyond Lessee’s control.

13.03	No Remedy Exclusive: No remedy herein conferred upon or reserved to MDC or Lessee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Sublease or hereafter existing under law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle MDC and Lessee to exercise any remedy reserved to it in this section, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

13.04	Landlord’s Lien: If Lessee defaults in paying rent or any other sum due from Lessee to Landlord under this Sublease, Landlord has a lien on all fixtures, chattels, or other property of any description belonging to Lessee that are placed in, or become a part of, the Leased Premises as security for rent due and to become due for the remainder of the Sublease Term and any other sum Lessee owes Landlord, subject, and subordinate to, any purchase money security interests that Lessee has on its machinery, tools, inventory, and equipment. This lien is not in lieu of, nor in any way affects, the statutory landlord’s lien but is in addition to that lien, and Lessee grants Landlord a security interest in all of Lessee’s property placed in or on the Leased Premises, which is more particularly described in Exhibit D, for purposes of this contractual lien. This does not prevent Lessee’s selling any merchandise in the ordinary course of business free of such Landlord’s lien. If Landlord exercises the option to terminate the leasehold, reenter, and relet the Leased Premises as provided in the preceding paragraph and gives Lessee reasonable notice of the intent to take possession and an opportunity for a hearing on the matter, Landlord may take possession of all of Lessee’s property on the Leased Premises and sell it at public or private sale after giving Lessee reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made, for cash or on credit, for the prices and terms that Landlord considers best, with or without having the property present at the sale. The proceeds of the sale will be applied first to the necessary and proper expense of removing, storing, and selling the property, then to the payment of any rent due or to become due under this Sublease; any balance will paid to Lessee.

For the purpose of further securing the Lessee’s rent obligations herein, the parties agree that Lessee shall not sell in whole or in part or otherwise encumber the intellectual property of the Lessee during the Sublease Term. Intellectual property shall mean, but not be limited to, a work or invention that is the result of creativity, such as a manuscript or a design, to which one has rights and for which one may apply for a patent, copyright, or trademark to which the Lessee could reasonably bring legal action against the unauthorized use of the intellectual property.

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13.05	No Waiver of Breach: MDC’s failure or delay in declaring the existence of an event of default by Lessee shall not be construed as a waiver thereof, nor shall it be construed so as to waive or to lessen the right of MDC to insist upon the performance by Lessee of any term, covenant or condition hereof, or to exercise any rights given it on account of any such event of default. A waiver of any particular event of default shall not be deemed to be a waiver of the same, similar of any other subsequent event of default.

13.06	Expeditious Action: Notwithstanding any provision as to notice in this Sublease, if in MDC’s reasonable judgment the continuance of any event of default by Lessee for the full period of the notice to cure the event of default will jeopardize the operation of the Airport or the rights of MDC or the other Airport Lessees, MDC may, without notice, elect to perform those acts in respect to which Lessee is in default. Lessee shall reimburse MDC for any reasonable and necessary costs incurred by MDC pursuant to this Article 13.06.

13.07	Reletting: Lessee acknowledges that MDC has entered into this Sublease in reliance upon, among other matters, Lessee’s agreement and continuing obligation to pay all rent due throughout the Sublease Term. As a result, Lessee hereby knowingly and voluntarily waives, after advice of competent counsel, any of MDC (and any affirmative defense based upon such duty) following any Event of Default to relet the Leased Premises or otherwise mitigate MDC’s damages arising from such Event of Default. If such waiver is not effective under then applicable law or MDC otherwise elects, at MDC’s sole option, to attempt to relet all or any part of the Leased Premises, Lessee agrees that MDC has no obligation to: (i) relet the Leased Premises prior to leasing any other space within the buildings; (ii) relet the Leased Premises (A) at a rental rate or otherwise on terms below market, as then determined by MDC in its sole discretion; (B) to any entity not satisfying MDC’s then standard financial credit risk criteria; (C) for a use (1) not consistent with Lessee’s use prior to the Event of Default; (2) which would violate then applicable law or regulation, or violate any restrictive covenant or other lease affecting the buildings; (3) which would impose a greater burden upon the buildings’ parking, HVAC or other facilities; and/or (4) which would involve any use of Hazardous Materials; (iii) divide the Leased Premises, install new demising walls or otherwise reconfigure the Leased Premises to make same more marketable; (iv) pay any leasing or other commissions arising from such reletting. Unless Lessee unconditionally delivers MDC, in good and sufficient funds, the full amount thereof in advance; (v) pay, and/or grant any allowance for, lessee finish or other costs associated with any new lease, even though same may be amortized over the applicable Sublease Term, unless Lessee unconditionally delivers MDC, in good and sufficient funds, the full amount thereof in advance; and/or (vi) relet the Leased Premises, if to do so, MDC would be required to alter other portions of the buildings, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other building operating systems.

13.08	Security Agreement: Lessee shall execute a security agreement, the form of which is attached hereto as Exhibit E and incorporated herein for all purposes, and MDC shall have the right to file a UCC-1 Financing Statement in the state of Lessee’s incorporation in order to perfect a lien on the assets described in said security agreement. The liened assets described in said security agreement shall be limited to Lessee’s unencumbered personal property physically located and installed on and in the Leased Premises. These liened assets shall not include Lessee’s intellectual property, patents/patent applications, trademarks/trademark applications, domain names, logos, copyrights/copyright applications, and/or Lessee’s proprietary technology and software. Lessee agrees that MDC may, in an event of default by Company under this Sublease or the Development Agreement, execute against Company’s property pursuant to the terms of said security agreement.

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13.09	Cure Period: In lieu of exercising any of the right and remedies referenced herein, after MDC gives Lessee written notice of its default as set forth in this Sublease, MDC may, in its sole and absolute discretion, elect to allow Lessee a period not less than thirty (30) days, but not to exceed sixty (60) days to cure any such default. Any such election by MDC to allow Lessee to cure such a default shall in no way be construed as, or shall operate as, a waiver of any of MDC’s rights contained in the Development Agreement or this Sublease.

Article 14.
TERMINATION

14.01	Discretionary Termination. MDC shall have the right to terminate this Sublease upon Lessee’s violation or default of any provision contained in the Sublease or the Development Agreement and failure to cure said violation or default within thirty (30) days after receipt of written notice from MDC reasonably specifying such violation or default, or such longer period as may be reasonably necessary so long as Lessee has commenced the cure within the thirty (30) day period, and thereafter is diligently pursing such care. Except for the payment by Lessee to MDC of rents or other amounts past due accrued to the termination date, but not yet due, either party shall have the right to terminate this Sublease in its entirety, without monetary penalty, and all rights and obligations ensuing therefrom immediately upon the occurrence of the following:
(a)	The issuance of any order, rule or regulation of the FAA, or its successor federal agency, or other competent government authority, federal or state, or the issuance and execution of any judicial process by any court of competent jurisdiction, materially restricting for a period of at least thirty (30) days, the use of the Airport for aeronautical purposes; provided that none of the foregoing is due to any material fault of Lessee; or
(b)	The material restriction of City’s operation of the Airport by action of the federal government, or any department or agency thereof, under its wartime or emergency powers, and the continuance thereof for a period of not less than thirty (30) days; provided, however, that without prejudice to the rights of Lessee to terminate as above provided, the MDC and Lessee may mutually agree to adjust fees and charges; or
(c)	Material restriction of the operation of the Airport arising from City’s failure to maintain and keep in repair the landing area of the Airport.

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14.02	Automatic Termination. Except for the payment by Lessee to MDC of rents or other amounts past due accrued to the termination date, but not yet due, this Sublease shall automatically terminate in its entirety, without monetary penalty, within thirty (30) days following the FAA’s determination that Lessee’s use or occupation of the Property does not comply with the requirements of 49 U.S.C. 47107(a)(1), the FAA’s Airport Improvement Program, or any other applicable statute, rule, or regulation. MDC, in its sole and absolute discretion, may elect to toll said thirty (30) day period so as to prevent the automatic termination of this Sublease for any or no reason at all. If this Sublease is terminated for any of the reasons set forth in Article 14.01 or Article 14.02, MDC shall promptly repay Lessee any rent previously paid by Lessee attributable to the period following the date of such termination.
14.03	Termination; Accelerated Rent. Notwithstanding any other provision contained in this Sublease, if Lessee creates any condition that does not conform to the purpose of establishing Lessee’s headquarters, network operations center, manufacturing operations, and satellite antenna farm on the Property, as contemplated by this Sublease or the Development Agreement, and said condition causes the FAA to determine that Lessee’s use or occupation of the Leased Premises does not comply with the requirements of 49 U.S.C. 47107(a)(1), the FAA’s Airport Improvement Program, or any other applicable statute, rule, or regulation, and Lessee has exercised all reasonable administrative efforts to appeal said determination by the FAA, then this Sublease shall terminate and all rent payments contemplated by this Sublease shall, at MDC’s option, thereupon immediately become due and payable to MDC. Lessee shall be obligated for such accelerated rent regardless of which, if any, remedies otherwise provided in this Sublease, the Development Agreement, or by law MDC elects to pursue.
14.04	Economic Development Agreement; Concurrent Termination. A termination of this Sublease shall terminate the Development Agreement. A termination of the Development Agreement shall terminate this Sublease. A termination of this Sublease without liability to either party shall terminate the Development Agreement without liability to either party. A termination of the Development Agreement without liability to either party shall terminate this Sublease without liability to either party. Uncured defaults under either the Development Agreement or the Sublease shall be deemed uncured defaults of the other agreement, and contractual and legal termination procedures shall apply to both this Sublease and the Development Agreement.

Article 15.
RENT ABATEMENT, BASE RENT, DISCOUNTED BASE RENT
AND DEVELOPMENT AGREEMENT

15.01	Economic Development Agreement Commitments: Simultaneously with the execution of this Sublease, Lessee will execute the Development Agreement with MDC. The Development Agreement requires Lessee to maintain certain levels of Annual Payroll, make certain leasehold Capital Improvements, make certain investments in Personal Property and maintain certain levels of Inventory (collectively defined in the Development Agreement as the “Improvements”). All Improvements will be located at the Leased Premises. In addition, all employees used when accounting for Annual Payroll calculations will have their principal work place as the Leased Premises.

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In order to ensure Lessee’s compliance with its commitments and obligations due under this Sublease and the Development Agreement, Lessee shall, subject to confidentiality and privacy obligations, make all documents available to MDC for inspection, audit and copying, regardless of whether a dispute is then pending between the parties. Access shall be provided to MDC and/or the accounting firm designated by MDC, in its sole and absolute discretion, to perform such review during normal business hours in an adequate work space. Upon receipt of a written request made by MDC, Lessee shall reimburse all costs incurred by MDC relating to the inspection, audit and copying of said documents.

15.02	Base Rent and Discounted Base Rent: Landlord agrees to discount the initial monthly Base Rent for Office Space from $15.00 per square foot to $12.00 per square foot herein referred to as (“Adjusted Base Rent”). The difference between Base Rent and Adjusted Base Rent ($3.00 per square foot), being referred to herein as (“Discounted Rent”). Therefore, the initial monthly Base Rent will be charged to the Lessee at an annual rate of $15.00 per square foot for the Office Space, $9.00 per square foot for Hangar A space and $7.00 per square foot for Hangar B space plus a ground lease of $0.45 per square foot for Lot M and Lot L.
15.03	Lessee Rent Abatement: Landlord agrees to provide the Lessee the Leased Premises for the first five (5) years of the Sublease Term rent-free (the “Rent Abatement Period”). During the Rent Abatement Period the Lessee will pay monthly, the monthly Base Rent and the CAM charges due each month. Within fifteen (15) days after the end of each quarter year during the Rent Abatement Period, the Landlord shall rebate such Base Rent paid to the Landlord. After the Rent Abatement Period, the then-current monthly rental rate shall be the Adjusted Base Rent for the Office Space, the Base Rent for Hangar A, Hangar B and the ground lease plus the CAM charges for the Leased Premises.
15.04	Lessee’s Earned Rental Abatement: In accordance with Section IV.E of the Development Agreement, if by December 31, 2023, Lessee certifies, as provided for therein, that Lessee has invested at least (i) Twenty-Eight Million Five Hundred Thousand and No/100 Dollars ($28,500,000) in Improvements and (ii) created and maintained One Hundred Sixty (160) Full-Time Jobs with an Annual Payroll of Twelve Million Eight Hundred Thousand and No/100 Dollars ($12,800,000), then Lessee shall be entitled to an additional five (5) years’ worth of rent abatement, as provided for in Article 15.03 herein.
15.05	Grace Period and Post Grace Period Rent Obligations: If the Lessee is unable to meet the Development Agreement commitments with respect to Full-Time Jobs and Annual Payroll amounts, upon written request by Lessee, Landlord shall extend the completion dare of such unfulfilled requirement(s) by six (6) months (the “Grace Period”). During said Grace Period, Lessee shall pay 0.5 times the Base Rent (the “Grace Period Rent”) plus CAM charges for the Leased Premises without rebate by Landlord. If Lessee is unable to bring itself back into compliance during the Grace Period, Lessee will be required to begin paying the Adjusted Base Rent for the Office Space and the Base Rent for Hanger A, Hanger B and the Land Lease (the “Post Grace Period Rent”) plus CAM charges for the Leased Premises in the first month following the end of the Grace Period. The Grace Period Rent and Post Grace Period Rent will continue until all shortfalls are brought into compliance with the Development Agreement. When Lessee is able to bring itself back into compliance with the Development Agreement during the Rent Abatement Period, Landlord shall reinstate the rent abatement as described in Article 15.02 during the remainder of the Rent Abatement Period. Lessee shall NOT be entitled to recapture the Grace Period Rent or Post Grace Period Rent paid during the Grace Period Rent or Post Grace Period Rent payment period(s).

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Article 16.
HOLD OVER

If Lessee fails to vacate the Leased Premises at the end of the Sublease Term, then Lessee shall be a Lessee at-will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Lessee shall pay, in addition to the other rent, a daily Basic Rental equal to 150% of the daily Basic Rental payable during the last month of the Sublease Term.

Article 17.
MISCELLANEOUS PROVISIONS

17.01	Quiet Enjoyment: Upon the performance of the covenants and agreements on the part of the Lessee to be performed hereunder, as determined to be satisfied in MDC’s sole and absolute discretion, Lessee shall peaceable have and enjoy the Leased Premises, appurtenances, facilities, licenses and privileges granted in this Sublease.
17.02	Force Majeure: Neither the MDC nor Lessee shall be deemed in violation of this Sublease if it is prevented from performing any of its obligations hereunder except the obligation to pay rent by reason of strikes, boycotts, labor disputes, embargoes, shortages of materials, act of God, act of superior governmental authority, weather conditions, floods, riots, rebellions, acts of sabotage or any other circumstances for which it is not responsible or which are not in its control.
17.03	Independent Contractor: It is expressly understood and agreed that Lessee shall perform all work and services described herein as an independent contractor and not as an officer, agent, servant or employee of MDC; that Lessee shall have exclusive control of and the exclusive right to control the details of the services and work performed hereunder, and all persons performing the same; and shall be solely responsible for the acts and omissions of its officers, agents, employees, contractors and subcontractors; that the doctrine of respondeat superior shall not apply as between MDC and Lessee, its officers, agents, employees, contractors and subcontractors; and that nothing herein shall be construed as creating a partnership or joint enterprise between MDC and Lessee. No person performing any of the work and services described hereunder shall be considered an officer, agent, servant or employee of MDC. Further, it is specifically understood and agreed that nothing in this Sublease is intended or shall be construed as creating a “Community of Pecuniary Interest” or “An Equal Right of Control” that would give rise to vicarious liability. Lessee shall be an independent contractor under this Sublease and shall assume all the rights, obligations and liabilities, applicable to it as such independent contractor hereunder and any provisions in this Sublease that may appear to give MDC the right to direct Lessee as to details of doing the work herein covered or to exercise a measure of control over the work shall be deemed to mean that Lessee shall follow the desires of MDC in the results of the work only. MDC does not have the power to direct the order in which the work is done. MDC shall not have the right to control the means, methods or details of the Lessee’s work.

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17.04	Inspection by MDC: MDC may enter upon the Leased Premises at any reasonable time for any purpose necessary, incidental to or connected with the performance of MDC’s obligations hereunder, or in the exercise of its governmental functions, for fire protection or security purposes, or for inspecting or maintaining the Leased Premises, or doing any and all things MDC is obligated to do, or which may be deemed by MDC necessary or desirable for the proper conduct and operation of the Airport or the protection of MDC’s interests. Such inspections shall be (i) accompanied by a representative of Lessee; (ii) conducted during normal business hours; and (iii) shall not be disruptive or intrusive to Lessee’s business operations.
17.05	On-Site Representatives: Lessee shall select and appoint a representative or representatives for its operations at the Airport. The representatives shall be qualified and experienced and vested with the full power and authority to act in the name of the Lessee with respect to the method, manner and conduct of the operation of Lessee to be performed under this Sublease.
17.06	Conformance with Rules and Regulations: The use of the Airport by Lessee shall be subject to any and all rules, regulations and ordinances which are now in force or which may be hereafter adopted by MDC and City with respect to the operation and use of the Airport, but no such rules, regulations, or ordinances shall increase the rents payable by Lessee under this Sublease or otherwise materially and adversely affect Lessee’s tenure of the Leased Premises under this Sublease. Furthermore, this Sublease and Lessee’s use of the Airport shall be subject to all applicable laws, ordinances, resolutions, statutes, rules, regulations or orders of any federal, state or local governmental authority lawfully exercising jurisdiction over the Airport or the activities and business operations of Lessee, including any limitations, restrictions or prohibitions affecting the aviation activities or operations of Lessee.
17.07	Licenses and Permits: Lessee hereby agrees that it shall, at its own expense and cost, procure and obtain all lawfully required licenses and permits, certificates and other authorizations (all, “Permits”) required by any governmental authority, in connection with or covering the operations or activities permitted to be performed by it under the provisions of this Sublease. Landlord shall assist Lessee, diligently and free of charge in applying for and obtaining the Permits, as needed.

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17.08	Notices: Notices provided for in this Sublease shall be either hand delivered, sent/received by recognized courier, or sent by certified mail, return receipt requested, postage prepaid, and properly addressed as follows:
If to MDC:	Executive Director

Midland Development Corporation

109 N. Main St.

Midland, Texas 79701

With Copy To:	City Manager

P.O. Box 1152

300 North Loraine

Midland, Texas 79702

If to Lessee:	AST & SCIENCE, LLC

ATTN: Abel Avellan

Chairman and CEO

1111 Brickell Avenue, Suite 1000

Miami Florida 33131

The parties may change the representative or address for delivery of notices from time to time by sending written notices to the other party. All notices shall be in writing and effective only upon actual receipt.

17.09	Governing Law and Venue: This Sublease shall be governed by and construed in accordance with the laws and court decisions of the State of Texas. All performance and payment made pursuant to this Sublease shall be deemed to have occurred in Midland County, Texas. The sole, exclusive, and mandatory venue for any claims, suits, disputes or any other action arising from, relating to or concerning in any way this Sublease or the performance of this Sublease shall be in Midland County, Texas. The obligations and undertakings of each of the parties to this Sublease shall be deemed to have occurred in Midland County, Texas. This Sublease shall be governed by, interpreted, enforced and construed under the laws of the State of Texas. The laws of the State of Texas shall govern, construe and enforce all the rights and duties of the parties, including but not limited to tort claims and any and all contractual claims or disputes, arising from or relating in any way to the subject matter of this Sublease, without regard to conflict of laws and rules that would direct application of the laws of another jurisdiction. All payments under this Sublease are deemed to have taken place in Midland County, Texas.
17.10	Severability: If any provision of this Sublease is invalid or unenforceable, this Sublease shall be considered severable as to such provision, and the remainder of this Sublease shall remain valid and binding as though such invalid or unenforceable provisions were not included herein.
17.11	Captions: Section headings are inserted herein only as a matter of convenience and for reference, and in no way defines, limits or describes the scope or intent to any provision herein.

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17.12	Use of Language: Words of any gender used in this Sublease shall be held and construed to include any other gender, and words in the singular shall be held to include the plural, unless the context otherwise requires.

17.13	Counterparts: This Sublease may be executed in multiple counterparts, each of which shall be deemed as original, and all of which constitute but one and the same instrument.
17.14	Development of the Airport: The parties understand and agree future development, changes, alterations, modifications or improvement to the Airport are in the sole discretion of City. subject only to such notification to Lessee that the FAA may dictate.
17.15	Subordination to Other Agreements: This Sublease shall be subordinate to the provisions and requirements of any existing or future agreement between MDC and City relative to the Leased Premises, including the lease agreement between MDC and City regarding the Leased Premises, which is attached hereto as Exhibit A, and City and the United States, relative to the development, operation or maintenance of the Airport.
17.16	No Exclusivity on Aeronautical Services: Nothing herein contained shall be construed to grant or authorize the granting of the exclusive right to provide aeronautical services to the public as prohibited by Section 308(a) of the Federal Aviation Act of 1958, as amended.
17.17	Discrimination Prohibited: The Lessee, for itself, its trustees, officers, legal representatives, successors-in-interest and assigns, as a part of the consideration hereof, agrees (1) that no person on the grounds of race, color, sex, national origin, veteran status or disability shall be excluded from participation in, denied the benefits of or be otherwise subjected to discrimination in the use of the Leased Premises; (2) that in the construction of any improvements on, over or under the Leased Premises and the furnishing of services thereon, no person on the grounds of race, sex, color, national origin, or disability shall be excluded from participation in, denied the benefits of or otherwise be subjected to discrimination; (3) that the Lessee shall use the Leased Premises and the Airport in compliance with all other requirements imposed by, or pursuant to, Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, office of the Secretary, Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said regulations may be amended. In the event of breach of any of the above nondiscrimination covenants, the MDC shall have the right to terminate this Sublease and to re-enter and repossess the Leased Premises and the improvements thereon and hold the same as if said Sublease were terminated by its own term pursuant to Article 2.01 above.
17.18	Affirmative Action Program: Lessee assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to ensure that no person shall on the grounds of race, creed, color, national origin, sex or disability be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E. Lessee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this Sublease.

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17.19	Entire Agreement: This Sublease, in conjunction with the Development Agreement, embodies the entire agreement between MDC and Lessee. and supersedes all prior agreements and understandings, whether written or oral, and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Sublease shall not be changed, modified, discharged or extended, except by written instrument duly executed by MDC and Lessee. The parties agree that no representations or warranties shall be binding upon either party unless expressed in writing.
17.20	Governmental Immunity: By executing this Sublease, MDC is not waiving its right of governmental immunity. MDC is retaining its immunity from suit. MDC is not granting consent to be sued by legislative resolution or action. THERE IS NO WAIVER OF GOVERNMENTAL IMMUNITY.
17.21	Third-Party Beneficiary: MDC’s approval of this Sublease does not create a third-party beneficiary. There is no third-party beneficiary to this Sublease. No person or entity who is not a party to this Sublease shall have any third-party beneficiary or other rights hereunder.
17.22	Notice of Alleged Breach: As a condition precedent to filing suit for alleged damages incurred by an alleged breach of an express or implied provision of this Sublease, Lessee or its legal representative, shall give the Chairman of the MDC, or any other reasonable official of MDC, notice in writing of such damages, duly verified, within one hundred and twenty (120) days after the same has been sustained. The discovery rule does not apply to the giving of this notice. The notice shall include when, where and how the damages occurred, the apparent extent thereof, the amount of damages sustained, the amount for which Lessee will settle, the physical and mailing addresses of Lessee at the time and date the claim was presented and the physical and mailing addresses of Lessee for the six months immediately preceding the occurrence of such damages, and the names and addresses of the witnesses upon whom the Lessee relies to establish its claim; and a failure to so notify MDC within the time and manner provided herein shall exonerate, excuse and except MDC from any liability whatsoever. MDC is under no obligation to provide notice to Lessee that Lessee’s notice is insufficient MDC reserves the right to request reasonable additional information regarding the claim. Said additional information shall be supplied within thirty (30) days after receipt of notice.

The statutory prerequisites outlined herein constitute jurisdictional requirements pursuant to Section 271.154 of the Texas Local Government Code and Section 311.034 of the Texas Government Code. Notwithstanding any other provision, Lessee’s failure to comply with the requirements herein shall perpetually bar Lessee’s claim for damages under Chapter 271 of the Texas Local Government Code, and Section 311.034 of the Texas Government Code, regardless if MDC has actual or constructive notice or knowledge of said claim or alleged damages. Lessee agrees that the requirements of this entire agreement are reasonable.

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17.23	RELEASE: LESSEE HEREBY RELEASES, RELINQUISHES, ACQUITS AND FOREVER DISCHARGES MDC, MDC’S EMPLOYEES AND OFFICERS, FROM ANY AND ALL DEMANDS, CLAIMS, DAMAGES OR CAUSES OF ACTION OF ANY KIND WHATSOEVER, WHICH LESSEE HAS OR MIGHT HAVE IN THE FUTURE, INCLUDING BUT NOT LIMITED TO BREACH OF CONTRACT, QUANTUM MERUIT, DUE PROCESS AND TAKINGS CLAUSES UNDER THE TEXAS AND UNITED STATES CONSTITUTION, TORT CLAIMS OR MDC’S NEGLIGENCE.
17.24	WAIVER OF ATTORNEY FEES: BY EXECUTING THIS SUBLEASE, LESSEE AGREES TO WAIVE AND DOES HEREBY WAIVE ANY CLAIM IT HAS OR MAY HAVE AGAINST THE MDC, REGARDING THE AWARD OF ATTORNEY’S FEES, WHICH ARE IN ANY WAY RELATED TO THIS SUBLEASE, OR THE CONSTRUCTION, INTERPRETATION OR BREACH OF THE SUBLEASE. LESSEE SPECIFICALLY AGREES THAT IF LESSEE BRINGS OR COMMENCES ANY LEGAL ACTION OR PROCEEDING RELATED TO THIS SUBLEASE, THE CONSTRUCTION, INTERPRETATION, VALIDITY OR BREACH OF THIS SUBLEASE, INCLUDING BUT NOT LIMITED TO ANY ACTION PURSUANT TO THE PROVISIONS OF THE TEXAS UNIFORM DECLARATORY JUDGMENTS ACT (TEXAS CIVIL PRACTICE AND REMEDIES CODE SECTION 37.001, ET SEQ., AS AMENDED), LESSEE AGREES TO (i) WAIVE AND RELINQUISH ANY AND ALL RIGHTS TO THE RECOVERY OF ATTORNEY’S FEES TO WHICH LESSEE MIGHT OTHERWISE BE ENTITLED AND (ii) ASSUME COMPLETE RESPONSIBILITY FOR AND PAY ANY AND ALL ATTORNEY FEES AND ASSOCIATED COSTS INCURRED IN GOOD FAITH BY MDC IN ITS CONTESTING OF THE LEGAL ACTION OR PROCEEDING BROUGHT BY LESSEE.

LESSEE ACKNOWLEDGES THAT THIS IS THE INTENTIONAL RELINQUISHMENT OF A PRESENTLY EXISTING KNOWN RIGHT AND THE ASSUMPTION OF A FUTURE OBLIGATION IN THE EVENT THAT LESSEE BRINGS OR COMMENCES ANY LEGAL ACTION OR PROCEEDING AGAINST MDC RELATED TO THIS SUBLEASE, THE CONSTRUCTION, INTERPRETATION, VALIDITY OR BREACH OF THIS SUBLEASE, INCLUDING BUT NOT LIMITED TO ANY ACTION PURSUANT TO THE PROVISIONS OF THE TEXAS UNIFORM DECLARATORY JUDGMENTS ACT (TEXAS CIVIL PRACTICE AND REMEDIES CODE SECTION 37.001, ET SEQ., AS AMENDED). LESSEE ACKNOWLEDGES THAT IT UNDERSTANDS ALL TERMS AND CONDITIONS OF THE THIS SUBLEASE.

BY EXECUTION OF THIS SUBLEASE, LESSEE HEREBY REPRESENTS AND WARRANTS THAT LESSEE HAS READ AND UNDERSTOOD THE SUBLEASE.

17.25	Waiver of Rights under the Deceptive Trade Practices; Consumer Protection Act: Landlord and Lessee waive their rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections. Each, after consultation with an attorney of its selection, voluntarily consents to this waiver.

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17.26	Patriot Act Representation: MDC and Lessee each represent to the other that: (i) its property interests are not blocked by Executive Order No. 13224, 66 Fed. Reg. 49079; (ii) it is not a person listed on the Specially Designated Nationals and Blocked Persons list of the Office of Foreign Assets Control of the United States Department of the Treasury; and (iii) it is not acting for or on behalf of any person on that list.
17.27	Landlord Improvements; Security Fencing: MDC agrees to provide a security fence with keypad entrance to the perimeter of Lot H and Lot M of the Leased Premises; provided, however, that MDC shall only be responsible for the costs of said security fence in an amount not to exceed $100,000.00.
17.28	Landscaping: MDC agrees to provide for professional landscaping work and services for the Leased Premises, which are more particularly described in the Project Manual for the Midland Development Corporation Landscape Improvements to the Spaceport Business Park Project and the associated Midland Development Corporation Landscape Improvements Construction Plans.
17.29	Governmental Function: MDC AND LESSEE HEREBY ACKNOWLEDGE AND AGREE THAT THE ENTIRETY OF MDC’S PERFORMANCE AND OBLIGATIONS UNDER THIS SUBLEASE ARE GOVERNMENTAL FUNCTIONS. BY ENTERING INTO THIS SUBLEASE, LESSEE RELEASES MDC FROM ANY PRESENT OR FUTURE CLAIMS ASSERTING MDC’S PERFORMANCE AND OBLIGATIONS UNDER THIS SUBLEASE ARE NOT GOVERNMENTAL FUNCTIONS. MDC AND LESSEE ACKNOWLEDGE AND AGREE THAT THIS SUBLEASE IS IN THE PUBLIC INTEREST AND SERVES A PUBLIC PURPOSE OF THE STATE OF TEXAS AND CITY OF MIDLAND IN PROMOTING THE WELFARE OF THE GENERAL PUBLIC ECONOMICALLY BY SECUREING AND RETAINING BUSINESS ENTERPRISES AND AS A RESULT OF MAINTAINING A HIGHER LEVEL OF EMPLOYMENT, ECONOMIC ACTIVITY, AND STABILITY.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. TIME IS OF THE ESSENCE WITH REGARDS TO ALL DEADLINES IN THIS SUBLEASE.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be legally executed in duplicate this 13th day of November, 2018.

MIDLAND DEVELOPMENT CORPORATION

/s/ Brent D. Hilliard
Brent D. Hilliard, Chairman

ATTEST:

/s/ Wesley Bownds
Wesley Bownds, Secretary

[Signature Page Follows]

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AST & SCIENCE, LLC

/s/ Tho mas E. Severson
Thomas E. Severson JR
Chief Financial Officer & COO

THE STATE OF NORTH CAROLINA	§
§
COUNTY OF SWAIN	§

BEFORE ME, Lisa L. Bryan, a notary public, on this day personally appeared Abel Avellan, Chairman and CEO of AST & Science, LLC, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as the act and deed of said Company for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS 13th day of November, A.D., 2018.

/s/ Lisa L. Bryan
Notary Public, in and for
the State of North Carolina

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